EXHIBIT 4.1

                FORM OF EMPLOYEE ACCRUED VACATION TIME AGREEMENT

[GRAPHIC OMITTED]



January 2, 2004

This agreement is made between Front Porch Digital, Inc., the "Company", "FPDI", and [Employee], the "Employee". The Company and Employee agree that:

    1. Employee has accrued [ ] hours in unused paid time off, including vacation time, through December 31, 2003.

    2. The Company has offered and Employee has elected to receive freely tradable shares of the Company's Common stock in lieu of consideration (either in cash or time off) for services rendered to the Company.

    3. In consideration of Employee releasing the Company from above referenced time off liability, (past employment-related obligations) the Company will deliver $[ ] worth of shares of unrestricted FPDI stock to Employee which shares shall be freely tradable after FPDI files appropriate paperwork with the proper regulatory authorities. This dollar amount is the net pay equivalent of the accrued time through December 31, 2003.

    4. These shares are priced at Fifteen Cents ($0.15) on January 2, 2004, the date of this Agreement. This results in [ ] shares to be issued.

    5.  Delivery of the shares will occur within 75 days of this Agreement.

Signed: ---------------------------------   date:   January 2, 2004
        [Employee]

Signed: ---------------------------------   date:   January 2, 2004
        Matthew Richman, Chief Financial Officer
        Front Porch Digital